As filed with the Securities and Exchange Commission on May 15,
1996

                                            Registration No. 333-

               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549


                            FORM S-8
                     REGISTRATION STATEMENT
                              UNDER
                   THE SECURITIES ACT OF 1933


                     POLYVISION CORPORATION
         (formerly Information Display Technology, Inc.)
       (Exact name of issuer as specified in its charter)


               New York                             13-3482597
     (State or other jurisdiction of              (I.R.S. Employer
     incorporation or organization)               Identification
                                                   No.)

     866 North Main Street Extension                   06492
     Wallingford, Connecticut                       (Zip Code)
     (Address of Principal Executive
     Offices)



                   1996 Union Stock Grant Plan
                    (Full title of the plan)


                        Alan J. Nickerson
              Chief Financial Officer and Secretary
                     PolyVision Corporation
                 866 North Main Street Extension
                 Wallingford, Connecticut  06492
             (Name and address of agent for service)

                         (203) 294-6906
  (Telephone number, including area code, of agent for service)

                  Copies of communications to:

                    Spencer G. Feldman, Esq.
                  Greenberg, Traurig, Hoffman,
                     Lipoff, Rosen & Quentel
                      153 East 53rd Street
                    New York, New York  10022
                       Tel: (212) 801-9200
                       Fax: (212) 223-7161


                 CALCULATION OF REGISTRATION FEE


[CAPTION]


                               Proposed  Proposed
                                maximum   maximum
                               offering   aggre-   Amount of
Title of              Amount     price     gate    registra-
securities to be       to be   per share offering    tion
registered          registered    (1)    price(1)     fee

Common Stock, $.001   230,000   $1.940   $445,625   $153.66
par value             shares





(1) Pursuant to Rule 457(c), the offering price and amount of registration fee have been calculated based on the average of the reported high and low sale prices of the issuer's Common
     Stock on the American Stock Exchange on May 13, 1996.






























  PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

               PolyVision Corporation (the "Registrant") hereby incorporates by reference into this Registration Statement the following documents (Commission File No. 1-10555):

               (a) the Registrant's Transition Report on Form 10-K for the period ended April 30, 1995;

               (b) the Registrant's Quarterly Reports on Form 10-Q for the quarterly periods ended July 31, 1995, October 31, 1995 and January 31, 1996; and

               (c) the Registrant's Proxy Statement for the Annual Meeting of Shareholders, dated May 1, 1995; and

               (d) the Registrant's Registration Statement on Form 8-A, dated June 13, 1990.

               In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

ITEM 4.   DESCRIPTION OF SECURITIES.

               Not applicable.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

               Not applicable.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

               Section 722 of the Business Corporation Law of New York (the "New York Law") provides that a corporation may indemnify any person made or threatened to be made a party to a civil or criminal action or proceeding, other than one by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that such person, or such person's testator or intestate, was a director or officer of the corporation, or in such capacity served another corporation or other enterprise in any capacity at the request of the corporation, against judgments, fines, amounts paid in settlement, and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if the director or officer acted in good faith for a purpose which he or she reasonably believed to be in (or, in the case of service to another corporation or other enterprise at the request of the corporation, not opposed to) the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe his or her conduct to be unlawful. Section 722 of the New York Law also permits indemnification by a corporation of any such person made or threatened to be made a party to an action by or in the right of the corporation to procure a judgment in its favor, against amounts paid in settlement and reasonable expense, including attorneys' fees, actually and necessarily incurred by him or her in connection with the defense or settlement of such an action, or in connection with an appeal therein, if the director or officer acted in good faith for a purpose which he or she reasonably believed to be in (or, in the case of service as a director or officer to another corporation or other enterprise at the request of the corporation, not opposed to) the best interests of the corporation, provided that no such indemnification is available in respect of (i) a threatened action, or a pending action which is settled or otherwise disposed of, or (ii) any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought or, if no action was brought, any court of competent jurisdiction determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for such portion of the settlement amount and expenses as the court deems proper.

               Section 721 of the New York Law states that the provisions of the New York Law concerning indemnification and advancement of expenses are not exclusive of any other rights to which a director or officer seeking indemnification or advancement of expenses may be entitled and allows a corporation to grant additional rights of indemnification and advancement of expenses to its directors and officers pursuant to its certificate of incorporation or by-laws or, when authorized by the certificate of incorporation or by-laws, by (a) a resolution of shareholders, (b) a resolution of directors, or (c) an agreement providing for such indemnification, provided that no judgment or other final adjudication adverse to a director or officer seeking indemnification establishes that (i) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the claim so adjudicated or (ii) he or she personally gained a financial profit or other advantage to which he or she was not legally entitled.

               Article SEVENTH of the Certificate of Incorporation of the Registrant provides in part as follows:

               "The Corporation may, to the fullest extent permitted by Sections 721 through 726 of the Business Corporation Law of New York, indemnify any and all directors and officers whom it shall have power to indemnify under the said sections from and against any and all of the expenses, liabilities or other matters referred to in or covered by such section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which the persons so indemnified may be entitled under any By-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to acting in his official capacity and as to action in another capacity by holding such office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefits of the heirs, executors and administrators of such a person."

               The Registrant's officers and directors are each covered under a directors' and officers' liability insurance policy and an indemnification agreement with the Registrant.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

               Not applicable.

ITEM 8.   EXHIBITS.

               See "EXHIBIT INDEX" on page II-7 below.

ITEM 9.   UNDERTAKINGS.

                    (a)  The undersigned Registrant hereby
               undertakes:

                         (1)  To file, during any period in which
offers or sales are being made, a post-effective amendment to this registration statement:

                              (i)  To include any prospectus
required by Section 10(a)(3) of the Securities Act of 1933;

                              (ii) To reflect in the prospectus any
facts or events arising after the effective date of the registra-tion statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                              (iii)To include any material informa-
tion with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                              PROVIDED, HOWEVER, that paragraphs
(a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                         (2)  That, for the purpose of determining
any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                         (3)  To remove from registration by means
of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                    (b)  The undersigned Registrant hereby
undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

















                           SIGNATURES

               Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 2, 1996.

                                  POLYVISION CORPORATION


                                  By:/s/ Ivan Berkowitz
                                      Ivan Berkowitz
                                      Chief Executive Officer

                        POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ivan Berkowitz, Joseph A. Menniti and Alan J. Nickerson his true and lawful attor-neys-in-fact and agents, with full power of substitution, for him and in his name, and in any and all capacities, to sign all amendments (including post-effective amendments) to the Registra-tion Statement to which this power relates and all exhibits thereto and other documents to be filed in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or substitute or sub-stitutes, may lawfully do or cause to be done by virtue hereof.
                      ____________________

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

[CAPTION]


     Signature                    Capacity      Date


/s/Steven S. Elbaum      Chairman of the        May 2, 1996
   Steven S. Elbaum      Board and Director


/s/Ivan Berkowitz        Chief Executive        May 2, 1996
   Ivan Berkowitz        Officer and Director
                         (principal executive
                         officer)


/s/Alan J. Nickerson     Chief Financial        May 8, 1996
   Alan J. Nickerson     Officer and Secretary
                         (principal financial
                         and accounting
                         officer)


                         Director
   Lyman C. Hamilton,
      Jr.


/s/Stephen C. Knup       Director               May 2, 1996
   Stephen C. Knup


/s/Robert J. Levenson    Director               May 5, 1996
   Robert J. Levenson


/s/Thomas M. Ramseur     Director               May 2, 1996
   Thomas M. Ramseur


/s/Bragi F. Schut        Director               May 2, 1996
   Bragi F. Schut

























                          EXHIBIT INDEX

[CAPTION]


Exhibit
Number                     Description          Sequential
                                                 Page No.

*4.5        Specimen form of New Common Stock
            Certificate of PolyVision
            Corporation.

5.1         Opinion of Greenberg, Traurig,
            Hoffman, Lipoff, Rosen & Quentel.

10.1        PolyVision Corporation 1996 Union
            Stock Grant Plan.

24.1        Consent of Arthur Andersen LLP,
            independent public accountants.

24.2        Consent of Price Waterhouse LLP,
            independent accountants.

24.3        Consent of Greenberg, Traurig,
            Hoffman, Lipoff, Rosen & Quentel
            (included as Exhibit 5.1).

25.1        Power of Attorney (contained
            on signature page).




______________________________

* Incorporated herein by reference to Registration Statement on Form S-2, effective June 9, 1995 (No. 33-93010).























                                                      EXHIBIT 5.1

      GREENBERG, TRAURIG, HOFFMAN, LIPOFF, ROSEN & QUENTEL
                         Citicorp Center
                      153 East 53rd Street
                    New York, New York 10022







                                   May 14, 1996


PolyVision Corporation
866 North Main Street Extension
Wallingford, CT  06492

Gentlemen:

     We have acted as counsel to PolyVision Corporation, a New York corporation (the "Company"), and have reviewed the Company's Registration Statement on Form S-8 covering 230,000 shares of the Company's authorized but unissued Common Stock, par value $.001 per share (the "Common Stock"), issuable pursuant to the 1996 Union Stock Grant Plan (the "Plan"). It is our opinion that the shares of Common Stock, when granted under the terms of the Plan, will be validly issued, fully paid and non-assessable.

     We hereby consent to the use of this opinion in the above-referenced Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                   Very truly yours,

                                   GREENBERG, TRAURIG, HOFFMAN,
                                   LIPOFF, ROSEN & QUENTEL












                                                     EXHIBIT 10.1

                     POLYVISION CORPORATION

                   1996 UNION STOCK GRANT PLAN

     1. PURPOSE OF PLAN. The Board of Directors (the "Board") of PolyVision Corporation, a New York corporation (the "Corporation"), in recognition of and in consideration for the many years of faithful service by the members of the Carpenters Union at the Corporation's Dixonville, Pennsylvania plant (the "Union"), and for certain concessions made by such members under the terms of a new three-year labor contract, and in anticipation of their future service to the Corporation under such labor contract, grants to the 112 members of the Union in the employ of the Corporation, pursuant to this 1996 Union Stock Grant Plan (the "Plan"), an aggregate of 230,000 shares of Common Stock, par value $.01 per share, of the Corporation (the "Common Stock").

          2. TIME OF PAYMENT. Each member of the Union in the employ of the Corporation as of February 29, 1996 shall be entitled as of such date to 2,000 shares of Common Stock, except for 12 supervisors who will each receive 2,500 shares of Common Stock, to be granted pursuant to the Plan.

          3. RESTRICTIONS ON TRANSFER OF COMMON STOCK. To the extent a member of the Union receiving shares of Common Stock is deemed an affiliate of the Corporation within the meaning of Rule 144 promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended, he must comply with all requirements of such Rule (other than the two-year holding period requirement) in any sale of Common Stock received pursuant to the Plan, or must sell such Common Stock pursuant to an appropriate registration under such Act.

          4. MAXIMUM NUMBER OF SHARES SUBJECT TO THE PLAN. The maximum aggregate number of shares of Common Stock to be issued pursuant to the Plan shall be 230,000 shares.

          5.   ADOPTION OF PLAN.  The Plan was adopted by the
Unanimous Written Consent of the Board, dated and effective as of February 29, 1996, to read in its entirety as herein set forth.

          6. GOVERNING LAW. The validity and construction of the Plan shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law.








                                                     EXHIBIT 24.1


            CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


     As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of (a) our report dated June 20, 1995 (except with the respect to the matters discussed in Notes 8, 9 and 17, as to which the date is July 21, 1995) included in PolyVision Corporation's Form 10-K for the year ended April 30, 1995; and (b) to our report dated June 29, 1994, on the combined financial statements of Alpine PolyVision, Inc. and Posterloid Corporation included in Information Display Technology, Inc.'s Proxy Statement dated May 1, 1995.



                                   ARTHUR ANDERSEN LLP

New Haven, Connecticut
May 14, 1996































                                                     EXHIBIT 24.2


               CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-8 of our report dated March 17, 1995, on the financial statements of Information Display Technology, Inc. as of December 31, 1994 and for each of the three years in the period then ended, which appears on page F-1 of the Information Display Technology, Inc. Proxy Statement for Annual Meeting of Shareholders, dated May 1, 1995.



Price Waterhouse LLP
Pittsburgh, Pennsylvania
May 14, 1996